Exhibit 23.1



                              ACCOUNTANTS' CONSENT
                              --------------------


The Board of Directors Trans World Airlines, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of Trans World Airlines, Inc. of our report dated February 19, 1999, relating to the consoliated balance sheets of Trans World Airlines, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and cash flows and the related schedule for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Trans World Airlines, Inc.

                                        /s/ KPMG LLP


Kansas City, Missouri
April 16, 1999